Exhibit 10.8
AMENDED AND RESTATED
SUPPLEMENTAL EXECUTIVE RETIREMENT AGREEMENT

THIS AMENDED AND RESTATED SUPPLEMENTAL EXECUTIVE RETIREMENT AGREEMENT (the “Agreement”) is dated as of January 1, 2007, by and between EAST BOSTON SAVINGS BANK, a corporation organized and existing under the laws of the Commonwealth of Massachusetts (the “Bank”) and LEONARD V. SIUDA (the “Executive”).  The Agreement is an amendment and restatement of the agreement by and between the Bank and the Executive dated October 1, 1996, as amended by instruments dated December 1, 2003.

In consideration of the mutual covenants herein contained, the parties hereby agree as follows:

1.	Definitions.

(a)            “Actuarial Equivalent” means a benefit of equivalent value when computed on the basis of an interest rate of 6.5% and the 1983 Group Annuity Mortality Table, Unisex (50% male, 50% female), with no setback; provided, however, that for purposes of determining the value of a lump sum distribution, the following assumptions will be used:

Interest:	Applicable interest rate under Section 417(e)(3) of the Code, as determined for the month of November of the preceding year.

Mortality:              Applicable mortality table under Section 417(e)(3) of the Code.

(b)           “Accrued Benefit” means 70% of the Executive’s Final Average Salary, offset by the SBERA Pension Benefit and multiplied by the Executive’s Non-forfeitable Percentage set forth in Paragraph 2(b) if the Executive has less than 18 years of service.

(c)           “Cause” means the following:

(i)           the conviction of the Executive for any felony involving moral turpitude, deceit, dishonesty or fraud;

(ii)           a material act or acts of dishonesty in connection with the performance of the Executive’s duties, including without limitation, material misappropriation of funds or property;

(iii)           an act or acts of gross misconduct (including sexual harassment) by the Executive exposing the Bank to potential material liability or loss; or

(iv)           continued, willful and deliberate non-performance by the Executive of duties (other than by reason of illness or disability) which has continued for more than 30 days following written notice of non-performance from the Board of Directors.

(d)           For purposes of this Agreement, a “Change in Control” means a change in control of the Bank or Meridian Interstate Bancorp, Inc. (the “Company”) as defined in Section 409A of the Internal Revenue Code of 1986 (the “Code”), as amended, and rules, regulations, and guidance of general application thereunder, including the following:

(i)           Change in ownership: A change in ownership of the Bank or the Company occurs on the date any one person or group of persons accumulates ownership of more than 50% of the total fair market value or total voting power of the Bank or the Company; or

(ii)           Change in effective control: A change in effective control occurs when either (i) any one person or more than one person acting as a group acquires within a 12-month period ownership of stock of the Company possessing 35% or more of the total voting power of the Company; or (ii) a majority of the Bank’s or Company’s Board of Directors is replaced during any 12-month period by Directors whose appointment or election is not endorsed in advance by a majority of the Bank’s or Company’s Board of Directors (as applicable); or

(iii)           Change in ownership of a substantial portion of assets: A change in the ownership of a substantial portion of the Company's assets occurs if, in a 12 month period, any one person or more than one person acting as a group acquires assets from the Company having a total gross fair market value equal to or exceeding 40% of the total gross fair market value of the Company’s entire assets immediately before the acquisition or acquisitions.  For this purpose, “gross fair market value” means the value of the Company’s assets, or the value of the assets being disposed of, determined without regard to any liabilities associated with the assets.

(e)           “Code” means the Internal Revenue Code of 1986, as amended from time to time.

(f)           “Final Average Compensation” means the average of the Executive’s annual base salary (prior to any salary reduction contributions to any Section 401(k) plan or any other pre-tax salary reductions), excluding bonuses, for the three calendar years during the Executive’s employment with the Bank for which the Executive’s annual base salary was the highest.

(g)           “Normal Form” means an unreduced life annuity with 50% spousal survivor annuity.

(h)           “SBERA Pension Benefit” means the distributions to the Executive from the Savings Bank Employees Association Pension Plan (“SBERA Plan”) that are attributable to Bank contributions, assumed to grow at 5.5% per annum within an Individual Retirement Account, and converted to an immediate single life annuity payable at age 65 using the assumptions set forth in Section 1(a) for purposes of computing the benefit of equivalent value other than in the case of lump sum.

(i)           “Separation from Service” means a termination of the Executive’s services (whether as an employee or as an independent contractor) to the Bank.  Whether a Separation from Service has occurred shall be determined in accordance with the requirements of Section 409A of the Code based on whether the facts and circumstances indicate that the Bank and the Participant reasonably anticipated that no further services would be performed after a certain date or that the level of bona fide services the Executive would perform after such date (whether as an employee or as an independent contractor) would permanently decrease to no more than twenty percent (20%) of the average level of bona fide services performed (whether as an employee or an independent contractor) over the immediately preceding thirty-six (36) month period.

2.	Payments to Executive.

(a)           If the Executive remains employed by the Bank from the date of his employment until his termination of employment on or after 10 years of service, the Bank will pay to the Executive annually, a benefit payable in the Normal Form in equal monthly installments commencing on the first day of the month next following the termination of the Executive’s employment, an amount equal to 70% of the average of the Executive’s Final Average Compensation offset by the SBERA Pension Benefit, adjusted as provided in clauses (b) and (c) of this Paragraph 2; provided, the Executive’s termination constitutes a “Separation from Service” for purposes of Section 409A of the Code.

(b)           The Executive’s benefits under the Agreement shall become non-forfeitable in accordance with the following schedule:

Years of Service	Non-forfeitable Percentage

10	50
11	55
12	60
13	65
14	70
15	75
16	80
17	85
18	100

Notwithstanding the foregoing, the Executive shall become fully vested immediately upon his death prior to a Separation from Service, a Change in Control or upon any involuntary termination of his employment by the Bank other than for Cause.

(c)           If the Accrued Benefit is payable before the Executive’s 65th birthday, the Accrued Benefit shall be reduced by 2.5% for each year benefits commence before the Executive’s 65th birthday.

(d)           In lieu of the Normal Form provided by the foregoing provisions of this Paragraph 2, with the consent of the Bank, the Executive may elect an optional form of payment which is the Actuarial Equivalent of the Normal Form to which the Executive is entitled, which optional form of payment may be any optional form provided under the SBERA Plan, including a lump sum.  (The Executive elected a lump sum payment prior to January 1, 2007.  On or after January 1, 2009, if the Executive wishes to change his payment election as to the form of payment, the Executive may do so by completing a payment election form approved by the Board of Directors, provided that any such election (i) must be made prior to the Executive’s Separation from Service, (ii) must be made at least 12 months before the date on which any benefit payments are scheduled to commence, (iii) shall not take effect until at least 12 months after the date the election is made, and (iv) for payments to be made other than upon death or disability, must provide an additional deferral period of at least five years from the date such payment would otherwise have been made (or in the case of any installment payments treated as a single payment, five years from the date the first amount was scheduled to be paid).  For purposes of this Agreement and clause (iv) above, all installment payments under this Agreement shall be treated as a single payment.  On or before December 31, ,2008, if the Executive wishes to change his payment election as to the form of payment, the Participant may do so by completing a payment election form, provided that any such election (i) must be made prior to the Executive’s Separation from Service, (ii) shall not take effect before the date that is 12 months after the date the election is made, and (iii) made in 2008 cannot apply to amounts that would otherwise be payable in 2008 and may not cause an amount to be paid in 2008 that would otherwise be paid in a later year.  A lump sum payment shall be made within sixty (60) days following the date the Participant becomes entitled to receive a benefit under the Plan.

(e)           Notwithstanding anything to the contrary set forth herein, in no event shall the Executive be entitled to receive any benefits under this Agreement if he is terminated by the Board of Directors of the Bank for Cause.  A determination of whether the Executive’s employment is terminated for Cause shall be made at a meeting of the Board of Directors called and held for such purpose, at which the Board of Directors makes a finding that in their good faith opinion an event set forth in Section 1(c) of this Agreement has occurred and specifying the particulars thereof in detail.

(f)           Notwithstanding any provision of this Agreement to the contrary, if the Executive is considered a Specified Employee at Separation from Service under such procedures as established by the Bank in accordance with Section 409A of the Code, benefit distributions that are made upon Separation from Service may not commence earlier than six (6) months after the date of such Separation from Service.  Therefore, in the event this Section 2(f) is applicable to the Executive, any distribution which would otherwise be paid to the Executive within the first six months following the Separation from Service shall be accumulated and paid (with interest calculated at the Prime Rate reported in the Wall Street Journal as of the date the benefit first became payable) to the Executive in a lump sum on the first day of the seventh month following the Separation from Service.  All subsequent distributions shall be paid in the manner specified under this Section 2 of the Plan with respect to the applicable benefit.  A Specified Employee means a key employee (as defined in Section 416(i) of the Code without regard to paragraph 5 thereof) of the Bank if any stock of the Bank is publicly traded on an established securities market or otherwise or if the Bank is the subsidiary of a publicly-traded holding company.

3.	Death of the Executive.

(a)           If the Executive dies prior to the commencement of the payment of benefits under this Agreement, the Bank will pay to the Executive’s surviving spouse a benefit payable for her life assuming that the Executive had retired the day before his death and had elected to receive his Accrued Benefit (as reduced by 2.5% each year and pro-rated for a partial year if the death occurs before the Executive’s 65th birthday and before the Executive has completed twenty-five (25) years of service, as provided for in Section 2(c) of this Agreement) in the form of a joint and 100% spousal survivor annuity.  The surviving spouse may elect to receive the death benefit in a lump sum or any other form on an Actuarially Equivalent basis.

(b)           If the Executive dies following the commencement of the payment of benefits under this Agreement, death benefits, if any, will be determined pursuant to the form of benefit payment in effect at the time of death and paid to the beneficiary designated by the Executive.

4.	Disability Benefits.

If the Executive becomes permanently and totally disabled, as determined by a physician mutually acceptable to the Bank and the Executive, from any cause while in the employ of the Bank and prior to the commencement of payments under Paragraph 2 above, the Executive shall be entitled to receive the Accrued Benefit that would be payable to the Executive pursuant to Paragraph 2 above if the Executive had terminated his employment on the date of his disability with twenty (20) years of service.  Disability payments may be subject to a six (6) month waiting period, in which case during such time the Bank shall continue to pay the Executive his base salary.  For purposes of this Agreement, “Disabilities” shall mean the Executive is unable to engage in any substantial activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months.

5.	Claims Procedure.

(a)           In the event the Executive (or his beneficiary in the case of the Executive’s death) or their authorized representative (hereinafter the “Claimant”) asserts a right to a benefit under this Agreement which has not been received, the Claimant must file a claim for such benefit with the Bank on forms provided by the Bank.  The Bank shall render its decision on the claim within 90 days after its receipt of the claim.  If special circumstances apply, the 90-day period may be extended by an additional 90 days; provided, written notice of the extension is provided to the Claimant during the initial 90-day period and such notice indicates the special circumstances requiring an extension of time and the date by which the Bank expects to render its decision on the claim.  If the Bank wholly or partially denies the claim, the Bank shall provide written notice to the Claimant within the time limitations of the immediately preceding paragraph.  Such notice shall set forth:

(i)           the specific reasons for the denial of the claim;

(ii)           specific reference to pertinent provisions of the Agreement on which the denial is based;

(iii)           a description of any additional material or information necessary to perfect the claim and an explanation of why such material or information is necessary;

(iv)           a description of the Agreement’s claims review procedures, and the time limitations applicable to such procedures; and

(v)           a statement of the Claimant’s right to bring a civil action under Section 502(a) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), if the claim denial is appealed to the Bank and the Bank fully or partially denies the claim.

(b)           A Claimant whose application for benefits is denied may request a full and fair review of the decision denying the claim by filing, in accordance with such procedures as the Bank may establish, a written appeal which sets forth the documents, records and other information relating to the claim within 60 days after receipt of the notice of the denial from the Bank.  In connection with such appeal and upon request by the Claimant, a Claimant may review (or receive free copies of) all documents, records or other information relevant to the Claimant’s claim for benefit, all in accordance with such procedures as the Bank may establish.  If a Claimant fails to file an appeal within such 60-day period, he shall have no further right to appeal.

(c)           A decision on the appeal by the Bank shall include a review by the Bank that takes into account all comments, documents, records and other information submitted by the Claimant relating to the claim, without regard to whether such information was submitted or considered in the initial claim determination.  The Bank shall render its decision on the appeal not later than 60 days after the receipt by the Bank of the appeal.  If special circumstances apply, the 60-day period may be extended by an additional 60 days; provided, written notice of the extension is provided to the Claimant during the initial 60-day period and such notice indicates the special circumstances requiring an extension of time and the date by which the Bank expects to render its decision on the claim on appeal.  If the Bank wholly or partly denies the claim on appeal, the Bank shall provide written notice to the Claimant within the time limitations of the immediately preceding paragraph.  Such notice shall set forth:

(i)           the specific reasons for the denial of the claim;

(ii)           specific reference to pertinent provisions of the Agreement on which the denial is based;

(iii)           a statement of the Claimant’s right to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the Claimant’s claim for benefits; and

(iv)           a statement of the Claimant’s right to bring a civil action under Section 502(a) of ERISA.

6.	Violation of Agreement.

In the event of the violation of any of any material terms of the Agreement by the Executive, the Bank, in addition to any other rights which it may have, shall be relieved of the liability to make any further payments under the Agreement to, or on behalf of, the Executive so long as such violation continues, and shall have the right to specific enforcement of the Agreement by proceedings in equity.

7.	Nonassignable Rights.

Except as otherwise provided by the Agreement, neither the Executive nor his surviving spouse shall have any right to commute, sell, assign, transfer or otherwise convey the right to receive any payments hereunder, which payments and the right thereto are expressly declared to be nonassignable and nontransferable.

8.	Independence of Agreement.

The benefits payable under the Agreement shall be independent of, and in addition to, any employment agreement that may exist from time to time between the parties hereto, or any other compensation payable by the Bank to the Executive, whether as salary, bonus or otherwise.  The Agreement shall not be deemed to constitute a contract of employment between the parties hereto, and no provision hereof shall restrict the right of the Bank to discharge the Executive for adequate cause, or restrict the right of the Executive to terminate his employment.

9.	General Obligation of the Bank.

The benefits provided under the Agreement constitute a mere promise by the Bank to make payments in the future, and the rights of the Executive hereunder shall be those of a general unsecured creditor of the Bank.  Nothing contained herein shall be construed to create a trust of any kind or to render the Bank a fiduciary with respect to the Executive.  The Bank shall not be required to maintain any fund or segregate any amount or in any other way currently fund the future payment of any benefit provided under the Agreement, and nothing contained herein shall be construed to give the Executive or any other person any right to any specific assets of the Bank or of any other person.

10.	Governing Law.

The Agreement shall be construed under and governed by the laws of the Commonwealth of Massachusetts.

EXECUTED under seal as of the day and year first above written, in the case of the Bank by its duly authorized officer.

EAST BOSTON SAVINGS BANK

ATTEST:	BY:
Name:
Title:

WITNESS:	BY:
Executive

This Agreement is joined in by Meridian Financial Services, Inc. for purposes of fulfilling the obligations of the Bank under Paragraphs 2, 3 and 4 hereof.

MERIDIAN FINANCIAL SERVICES, INC.

BY:
Name:
Title: Director